Exhibit 99.1

SCIPLAY CORPORATION
LONG-TERM INCENTIVE PLAN
TERMS AND CONDITIONS OF EQUITY AWARDS TO KEY EMPLOYEES
THIS AGREEMENT, made as of the [DAY] day of [MONTH], 20[YEAR], between SCIPLAY CORPORATION (the “Company”) and [PARTICIPANT NAME] (the “Participant”).
WHEREAS, the Compensation Committee (the “Committee”) administers the SciPlay Corporation Long-Term Incentive Plan, as amended from time to time (the “Plan”);
WHEREAS, the Participant is eligible to receive awards under the Plan in connection with the Participant’s employment with the Company (or any of its applicable affiliates) (“Employment”); and
WHEREAS, the Committee may from time to time approve awards for the Participant in such amounts and at such times as the Committee may determine in its sole discretion, which awards shall be subject to the terms and conditions of the Plan and this Agreement, as such terms and conditions may be amended or supplemented from time to time by the Committee.
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:
1.    Grants. Pursuant and subject to the terms and conditions set forth herein and in the Plan, the Participant may be granted the following types of awards (“Awards”) with respect to the Company’s Class A Common Stock (“Common Stock”), pursuant to an Award notice, which will state the type of Award, the number of shares subject to the Award and any other terms determined by the Committee in its sole discretion:
(a)    Stock Options (“Options”) -- representing a right to purchase shares of Common Stock at an exercise price per share that is equal to or greater than the fair market value of a share of Common Stock on the date of grant. The Committee will generally set the exercise price of Options and “Performance Options” (as defined below) at the fair market value of the Common Stock on the date of grant. The Options and Performance Options do not become exercisable until satisfaction of an applicable vesting period. The Options and Performance Options are “Non-Qualified Stock Options” (i.e., they do not constitute “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (“Code”)).
(b)    Restricted Stock Units (“Units”) -- representing a right to receive shares of Common Stock following satisfaction of an applicable vesting period subject to the conditions, restrictions and limitations set forth in Section 6(e) of the Plan, this Agreement and the Award notice.
(c)    Performance Conditioned Restricted Stock Units (“Performance Units”) or Stock Options (“Performance Options”)—representing (i) with respect to Performance Units, a right to receive shares of Common Stock and (ii) with respect to Performance Options, a right to purchase shares of Common Stock at an exercise price per share that is equal to or greater than the fair market value of a share of Common Stock on the date of grant, in both cases, following satisfaction of an applicable vesting period and subject to performance requirements established by the Committee at the time of grant, which may be based on Company or individual performance criteria for an annual or other applicable performance period, and subject to such other conditions, restrictions and limitations set forth in Section 7 of the Plan, this Agreement and the Award notice.
2.    Incorporation of Plan by Reference. All terms, conditions and restrictions of the Plan are incorporated in, and made a part of, this Agreement as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Committee, shall govern. Except as otherwise provided herein, all capitalized terms used in this Agreement shall have the meaning given to such terms in the Plan. In addition, if there is any conflict between this Agreement and the terms of any written employment contract between the Participant and the Company (or any of its applicable affiliates), the terms of the written employment contract will govern (except to the extent the terms set forth in this Agreement or the Award notice expressly apply notwithstanding anything to the contrary set forth in such employment contract), subject to the mandatory terms of the Plan.
3.    Restriction on Transfer of Awards. Awards under the Plan may not be sold, assigned, transferred, pledged, hypothecated, margined, or otherwise encumbered or disposed of by the Participant, except for transfers upon the death of the Participant.
4.    Vesting Schedule for Awards. Unless otherwise set forth in the applicable Award notice, an Award under the Plan will be granted with a four-year ratable vesting schedule such that 25% of the total Award will vest on each of the first four anniversaries of the grant date. In the case of Performance Units and Performance Options, vesting will also be conditioned on satisfaction of performance criteria established by the Committee. With respect to such Performance Units and Performance Options, where the applicable performance criteria is not solely based on the Company’s achievement of a specified stock price or average stock price value of the Common Stock, the Committee will determine whether the performance criteria applicable to an Award have been satisfied within 90 days following the end of the applicable performance period(s) (but not later than the March 15 following the year in which the performance period ended). Notwithstanding anything contained to the contrary in this Agreement (or in any prior award agreement), in any Award notice or in any other document (including any employment contract), in the event that the Participant’s Employment is terminated prior to the Committee’s determination as to the satisfaction of any performance criteria to which any Award of Performance Units or Performance Options is subject, such Performance Units or Performance Options, as applicable, will neither vest nor accelerate unless and until a determination is or has been made by the Committee that such criteria have been satisfied, at which time such Performance Units or Performance Options may vest or accelerate to the extent provided in, and in accordance with, any applicable contract and the Plan (it being understood and agreed that nothing in this Agreement shall grant any right to any such acceleration or vesting upon any such termination). For the avoidance of doubt, in the event that the criteria are determined not to have been satisfied, such Award shall immediately lapse and be forfeited.
5.    Method of Exercise of Vested Options and Performance Options. Awards of Options and Performance Options, to the extent vested, shall be exercisable in whole or in part by the Participant delivering notice to the Plan Administrator (as defined below) in accordance with the terms of the Award. Payment for shares of Common Stock purchased upon the exercise of an Option or Performance Option, and any applicable withholding taxes, shall be made on the effective date of such exercise through any of the following means: (i) in cash, by certified check, bank cashier’s check or wire transfer; (ii) through a brokered exercise with the Plan Administrator under which a portion of the proceeds from a sale are withheld for such exercise price and applicable taxes; or (iii) if permitted by the Company at the time of exercise, by surrendering shares of Common Stock. The notification to the Plan Administrator shall be made in accordance with its procedures. The shares of Common Stock purchased upon the exercise of an Option or Performance Option shall be delivered as soon as practicable following exercise in accordance with the procedures established by the Company or the Plan Administrator from time to time. Options and Performance Options may only be exercised by the Participant or, if the Participant is incapacitated, by the Participant’s guardian or legal representative; provided that an exercise by a guardian or legal representative shall not be effective unless and until the Company has received evidence satisfactory to it as to the authority of such guardian or legal representative.
6.    Distribution of Vested Units and Performance Units. As soon as administratively practicable after each applicable vesting date of an Award of Units or Performance Units (generally within three business days and in no event more than 15 business days), the Company will deliver to the Participant a number of shares of Common Stock equal to the number of Units or Performance Units that vested as of an applicable vesting date less the number of shares, if any, withheld in satisfaction of applicable withholding taxes as discussed in Section 7(b).

7.    Taxes. To the extent required by applicable federal, state, local or foreign law, the Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to an Award. The Company shall not be required to issue shares until such obligations are satisfied. The methods permitted by the Company for the payment of taxes are as follows:
(a)    Options and Performance Options. In the case of Options and Performance Options, the acceptable methods for making payment for taxes shall be the same as those for payment of the exercise price for Options and Performance Options as discussed in Section 5 above. If shares of Common Stock are used to satisfy the applicable taxes, the taxes must be calculated at the Participant’s minimum applicable tax rates.
(b)    Units and Performance Units. In the case of Units and Performance Units, unless otherwise determined by the Committee, the Company will withhold from any shares deliverable upon the vesting of Units or Performance Units a number of shares sufficient to satisfy the minimum applicable withholding taxes; provided, however, that, unless otherwise determined by the Committee, the Participant will be permitted to elect, in accordance with procedures adopted from time to time by the Company, to pay the tax withholding amount in cash, in which case no shares will be withheld and the Participant will be required to pay the amount of the taxes in full by the vesting date, in cash, by certified check, bank cashier’s check or wire transfer.
8.    Expiration of Awards; Effect of Termination.
(a)    Units and Performance Units. Subject to the provisions of the Plan and this Agreement, except to the extent otherwise specifically provided under the terms of any Award notice with respect to Units or Performance Units (as the case may be):
(i)    in the event the Employment of the Participant terminates for any reason (other than by reason of death or Disability (as defined below)), all unvested Units and Performance Units shall be immediately forfeited; or
(ii)    in the event the Employment of the Participant terminates by reason of death or Disability, all unvested Units or Performance Units shall fully vest and become non-forfeitable as of the date of death or the date of such termination, as the case may be, and, in all other respects, all such Units or Performance Units shall be governed by the plans and programs and the agreements and other documents pursuant to which such Units or Performance Units were granted.
(b)    Options and Performance Options. The Options and Performance Options granted by the Company will expire at a date specified in the Award notice, which shall be not later than the tenth anniversary of the grant date (the “Scheduled Expiration Date”). Subject to the provisions of the Plan and this Agreement, except to the extent otherwise specifically provided under the terms of any Award notice with respect to Options or Performance Options (as the case may be):
(i)    in the event the Employment of the Participant terminates for any reason (other than by reason of death or Disability), (A) all unvested Options and Performance Options shall immediately expire on the date of termination and (B) the portion of any Options and Performance Options that vested prior to such termination (other than a termination for “Cause” (as defined below), in which event all such vested Options and Performance Options shall be immediately forfeited) shall remain exercisable until the earlier of three (3) months after such termination and the Scheduled Expiration Date and, in all other respects, shall be governed by the plans and programs and the agreements and other documents pursuant to which such Options or Performance Options, as applicable, were granted; or
(ii)    in the event the Employment of the Participant terminates by reason of death or Disability, all unvested Options and Performance Options shall fully vest and become non-forfeitable as of the date of death or the date of such termination, as the case may be, and such Options and Performance Options (together with the portion of any Options or Performance Options that vested prior to such death or termination) shall remain exercisable by the Participant (or, in the case of death, Participant’s executor or administrator or

“Beneficiary” (as defined below)) until the earlier of (A) the first anniversary of such death or termination and (B) the Scheduled Expiration Date and, in all other respects, all such Options or Performance Options shall be governed by the plans and programs and the agreements and other documents pursuant to which such Options or Performance Options were granted.
For purposes of this Agreement, “Cause” shall have the meaning provided in any employment contract entered into between the Company and the Participant or, if not defined therein or no such contract exists, shall mean any of the following: (i) the Participant’s breach of the terms of any employment or other agreement with any of the Company and its subsidiaries and affiliates (collectively, “SP”); (ii) the Participant’s failure substantially to perform his or her duties; (iii) the Participant’s material act or omission that is or may be injurious to SP, monetarily or otherwise; (iv) the Participant’s material violation of SP’s policies, including the Code of Conduct; and (v) the Participant’s commission of a felony, any other crime involving moral turpitude or any act involving dishonesty or fraud. Any rights SP may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights SP may have under any other agreement with the Participant or at law or in equity. Any determination of whether the Participant is (or is deemed to have been) terminated for Cause shall be made by the Committee in its discretion. The Participant’s termination for Cause shall be effective as of the date of the occurrence of the event giving rise to Cause, regardless of when the determination of Cause is made.
For purposes of this Agreement, “Beneficiary” means the person, persons, trust, or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under the Plan upon such Participant’s death. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means a person, persons, trust, or trusts entitled by will or the laws of descent and distribution to receive such benefits. A Beneficiary or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such Participant and to any additional terms and conditions deemed necessary or appropriate by the Committee.
(c)    Definition of Disability. For purposes of this Agreement, “Disability” shall mean the Participant’s becoming eligible to receive benefits under any SP-sponsored long-term disability program under which the Participant is eligible for coverage, determined in accordance with Section 409A of the Code.
(d)    Last Day to Exercise an Option or Performance Option. If an Option’s or Performance Option’s expiration date determined under this Section 8 falls on a day which is not a business day, then the last day to exercise the Option or Performance Option shall be the last business day before such date.
9.    Other Terms.
(a)    No Shareholder Rights. Until shares of Common Stock covered by an Award are issued to the Participant in connection with the exercise of an Option or Performance Option or the vesting of Units or Performance Units, the Participant shall have no voting, dividend or other rights as a stockholder of the Company for any purpose.
(b)    Consideration for Grant. Participant shall not be required to pay any cash consideration for the grant of an Award. In the case of grants of Units and Performance Units, as to which cash consideration at the time of grant or vesting shall not be required, the Participant’s Employment from the grant date to the date of vesting shall be deemed to be consideration for the grant, which services have a value at least equal to the aggregate par value of the shares being newly issued in connection with the grant. The foregoing notwithstanding, an Award may be granted in exchange for the Participant’s surrender of another Award or other right to compensation, if and to the extent permitted by the Committee.
(c)    Insider Trading Policy Applicable. Participant acknowledges that sales of shares received with respect to Awards will be subject to SP’s policies regulating trading by employees.
10.    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in a writing signed by such party and shall be effective only to the extent specifically set forth in such writing.
11.    Integration. This Agreement, the Plan and the other documents, including without limitation, the Award notice, which form a part of this Agreement, and any employment contract between the Participant and the Company contain the entire understanding of the parties with respect to the subject matter herein. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof (except for any other agreement related to non-competition, non-solicitation, proprietary or confidential information, inventions or similar agreements) other than those expressly set forth herein. This Agreement, including, without limitation, the Plan, supersedes all prior agreements and understandings (except for any employment contract between the Participant and the Company and any other agreement related to non-competition, non-solicitation, proprietary or confidential information, inventions or similar agreements) between the parties with respect to its subject matter. The obligations under this Agreement shall supplement and be in addition to (and not replace or otherwise modify or affect) any restrictive covenant or other obligations set forth in any employment agreement, non-competition, non-solicitation, proprietary or confidential information, inventions or similar agreement and this Agreement shall remain in full force and effect even if any employment agreement, non-competition, non-solicitation, proprietary or confidential information, inventions or similar agreement, or any section thereof, is determined to be void, illegal, or otherwise unenforceable. If, notwithstanding the foregoing, obligations related to non-competition, non-solicitation, proprietary or confidential information and inventions in another agreement with Participant are deemed to conflict with provisions in this Agreement, then the obligation that provides the greatest protection to the Company’s legitimate protectable interests shall be the controlling obligation irrespective of the sequence in which the obligations were entered into by Participant.
12.    Governing Law; Venue/Forum. In order to promote uniformity and predictability of treatment concerning matters related to the Awards by the Company, the laws of the State of Nevada where the Company is incorporated will govern the Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties, regardless of any conflicts of law principles of Nevada or any other state. Any legal action arising from or related to this Agreement shall be litigated in a state or federal court of competent jurisdiction located in Las Vegas, Nevada. The parties expressly consent to the personal jurisdiction of the aforementioned courts over them and waive any all objections to the foregoing venue/forum selection (including, without limitation, any objection based on amount of contact with the selected venue, or the cost, convenience or location of relevant persons).
13.    Restrictive Covenants Condition. The Participant hereby acknowledges and agrees that the receipt of Awards, including any right to exercise an Option or Performance Option, receive the shares of Common Stock following a vesting date or to retain the profit from the sale of shares of Common Stock subject to an Award, is conditioned upon Participant’s compliance with the restrictive covenants in Section 14-17 of this Agreement.
14.    Noncompetition; Non-solicitation.
(a)    Participant acknowledges the highly competitive nature of the business of SP and that Participant’s access to SP’s confidential records and proprietary information renders Participant special and unique within SP’s industries. Participant hereby agrees that during his or her Employment, and during the Covered Time (as defined below), Participant, alone or with others, will not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business. For purposes of this Section 14, “Competing Business” shall mean any business or operations: (i)(A) involving the design, development, production, sale, lease, license, provision, operation or management (as the case may be) of (1) any mobile or online gaming games or game content, including social games or game content, whether accessed through websites or mobile phone or tablet applications (or similar known, or hereafter existing, technologies), (2) any mobile or online wagering products, including sports betting, whether accessed through websites or mobile phone or tablet applications (or similar known, or hereafter existing, technologies), or (3) any systems, applications, platforms, marketing programs, distribution channels, websites, proprietary or licensed content (including themes, entertainment and brands), loyalty and customer relationship management programs, or other products or services related to any of the foregoing under sub-clauses (1) or (2); or (B) in which SP is then or was within the previous 12 months engaged, or in which SP, to Participant’s knowledge, contemplates to engage in during Participant’s Employment or the Covered Time; (ii) in which Participant is or was engaged or involved (whether in a supervisory capacity or otherwise) on behalf of SP or with respect to which Participant has obtained proprietary or confidential information; and (iii) which were conducted anywhere in the United States or in any other geographic area in which such business was conducted or contemplated to be conducted by SP. Notwithstanding anything to the contrary in the foregoing, the holding of up to one percent (1%) of the outstanding equity in a publicly traded entity for passive investment purposes shall not, in and of itself, be construed as engaging in a Competing Business.
(b)    Participant hereby agrees that, during his or her Employment and for twelve months after the date of Participant’s termination from Employment, whether voluntary or involuntary and regardless of the reason for termination (the “Termination Date”), Participant shall not, directly or indirectly: (i) solicit or attempt to induce any of the employees, agents, consultants or representatives of SP to terminate his, her, or its relationship with SP; (ii) solicit or attempt to induce any of the employees, agents, consultants or representatives of SP to become employees, agents, consultants or representatives of any other person or entity; or (iii) hire any person who, to Participant’s actual knowledge, is, or was within 180 days prior to such hiring, an employee of SP.
(c)    Participant hereby agrees that, during his or her Employment and for twelve months after Participant’s Termination Date, Participant shall not, without SP’s prior written consent, directly or indirectly, whether for Participant’s own account or for the account of any other person, firm, corporation or business organization, solicit or perform services of a type offered by SP, for any customer, partner, vendor, distributor, with whom Participant worked with on behalf of SP or about which Participant received confidential information during his or her Employment. Participant shall also not solicit or provide services of a type offered by SP to any prospective customer, partner, vendor, or distributor to whom SP made a proposal within the last 12 months prior to the Termination Date in which the Participant participated or about which the Participant received confidential information. Participant further agrees not to solicit or attempt to induce any partner, customer, vendor or distributor of SP to curtail or cancel any business with SP. Participant acknowledges and agrees that the restrictions contained in this subsection 14(c) are reasonable and necessary to protect SP’s legitimate interests in its customer, partner, vendor, and distributor relationships, goodwill, and confidential information.
(d)    Participant hereby agrees that, during his or her Employment and for twelve months after Participant’s Termination Date, upon the earlier of Participant (i) negotiating with any Competitor (as defined below) concerning possible employment with the Competitor, (ii) responding to (other than for the purpose of declining) an offer of employment from a Competitor, or (iii) becoming employed by a Competitor, (A) Participant will provide copies of this Agreement to the Competitor, and (B) in the case of any circumstance described in clause (iii) of this section occurring during the Covered Time, and in the case of any circumstance described in clauses (i), (ii) or (iii) above occurring during Participant’s Employment or during the twelve months after Participant’s Termination Date, Participant will promptly provide notice to the Company of such circumstances. Participant further agrees that the Company may provide notice to a Competitor of Participant’s obligations under this Agreement. For purposes of this Agreement, “Competitor” shall mean any person or entity (other than SP) that engages, directly or indirectly, in the United States or any other geographic area in any Competing Business; provided, however, the parties agree that an entity that is a Competitor solely on the basis that it is a distributor, general platform or licensor shall not be deemed to be engaged in a Competing Business.
(e)    Participant understands that the restrictions in this Section 14 may limit Participant’s ability to earn a livelihood in a business similar to the business of SP but nevertheless agrees and acknowledges that Participant willingly entered into this Agreement and agreed that the consideration provided under this Agreement is sufficient to justify such restrictions and that Participant agreed to be bound by these restrictions in exchange for such consideration. In consideration thereof and in light of Participant’s education, skills and abilities, Participant hereby agrees that Participant will not assert in any forum that such restrictions prevent Participant from earning a living or otherwise should be held void or unenforceable.

(f)    For purposes of this Section 14, “Covered Time” shall mean six months immediately following the Participant’s Termination Date and, if the Company in its sole discretion elects, for up to an additional six months if the Company, in its sole discretion, to pay Participant on regular paydays an amount equal to Participant’s base rate of pay at the time of termination, less standard withholdings, during this additional period of non-competition. The Company shall give Participant written notice of the election to extend the non-competition period at least thirty days before the expiration of the initial six-month term. The written notice of election shall be mailed to the last address the Company had on record for the Participant.
(g)    In the event that a court of competent jurisdiction or arbitrator(s), as the case may be, determine that the provisions of this Section 14 are unenforceable for any reason, the parties acknowledge and agree that the court or arbitrator(s) is expressly empowered to reform any provision of this Section so as to make them enforceable.
Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit Participant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by SP of any reporting described in clause (i). Participant understands that activities protected by Sections 15 and 16 may include disclosure of trade secret or confidential information within the limitations permitted by the Defend Trade Secrets Act (“DTSA”). And, in this regard, Participant acknowledges notification that under the DTSA no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. And, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
15.    Proprietary Information; Inventions.
(a)    Participant hereby acknowledges that, during the course of his or her Employment, Participant necessarily will have (and during any affiliation with SP prior to his or her Employment Participant may have had) access to and make use of proprietary information and confidential records of SP. Participant covenants that Participant shall not during his or her Employment or at any time thereafter, directly or indirectly, use for his or her own purpose or for the benefit of any person or entity other than SP, nor otherwise disclose to any person or entity, any such proprietary information, unless and to the extent such disclosure has been authorized in writing by the Company or is otherwise required by law. The term “proprietary information” means: (i) the software products, programs, applications, and processes utilized by SP; (ii) the name or address of any customer or vendor of SP or any information concerning the transactions or relations of any customer or vendor of SP or with SP; (iii) any information concerning any product, technology, or procedure employed by SP but not generally known to its customers or vendors or competitors, or under development by or being tested by SP but not at the time offered generally to customers or vendors; (iv) any information relating to SP’s computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans; (v) any information identified as confidential or proprietary in any line of business engaged in by SP; (vi) any information that, to Participant’s actual knowledge, SP ordinarily maintains as confidential or proprietary; (vii) any business plans, budgets, advertising or marketing plans; (viii) any information contained in any of SP’s written or oral policies and procedures or manuals; (ix) any information belonging to customers, vendors or any other person or entity which SP, to Participant’s actual knowledge, has agreed to hold in confidence; and (x) all written, graphic, electronic data and other material containing any of the foregoing. Participant acknowledges that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information generally known or available to the public or information that becomes available to Participant on an unrestricted, non-confidential basis from a source other than SP or any of its directors, officers, employees, agents or other representatives (without breach of any obligation of confidentiality of which Participant has knowledge, after reasonable inquiry, at the time of the relevant disclosure by Participant), or general internet-based or mobile wagering or social gaming industry information to the extent not particularly related or proprietary to SP that was already known to Participant at the time Participant commences his employment by SP that is not subject to nondisclosure by virtue of Participant’s prior employment or otherwise. Notwithstanding the foregoing and Section 16, Participant may disclose or use proprietary information or confidential records solely to the extent (A) such disclosure or use may be required or appropriate in the performance of Participant’s Employment, (B) required to do so by a court of law, by any governmental agency having supervisory authority over the business of SP or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Participant to divulge, disclose or make accessible such information (provided that in such case Participant shall first give the Company prompt written notice of any such legal requirement, disclose no more information than is so required and cooperate fully with all efforts by SP to obtain a protective order or similar confidentiality treatment for such information), (C) such information or records becomes generally known to the public without Participant’s violation of this Agreement, or (D) disclosed to Participant’s spouse, attorney or personal tax and financial advisors to the extent reasonably necessary to advance Participant’s tax, financial and other personal planning (each an “Exempt Person”); provided, however, that any disclosure or use of any proprietary information or confidential records by an Exempt Person shall be deemed to be a breach of this Section 15 or Section 16 by Participant.
(b)    Participant hereby agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by Participant during his or her Employment (and during any affiliation with SP prior to Participant’s Employment) shall belong to SP, provided that such Inventions grew out of Participant’s work with SP, are related in any manner to the business (commercial or experimental) of SP or are conceived or made on SP’s time or with the use of SP’s facilities or materials. Participant further agrees to: (i) promptly disclose such Inventions to the Company; (ii) assign to SP, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of Participant’s Inventions. If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by Participant within two (2) years after the termination of Participant’s Employment, it is to be presumed that the Invention was conceived or made during Participant’s Employment. Participant agrees that Participant will not assert any rights to any Invention as having been made or acquired by him or her prior to the date of this Agreement, except for Inventions, if any, disclosed by Participant in writing in connection with his or her execution of this Agreement.
16.    Confidentiality and Surrender of Records. Participant hereby agrees that Participant shall not, during his or her Employment or at any time thereafter (irrespective of the circumstances under which his or her Employment terminates), except to the extent required by law, directly or indirectly publish, make known or in any fashion disclose or retain any confidential records to, or permit any inspection or copying of confidential records by, any person or entity other than in the course of such person’s or entity’s employment or retention by SP, and Participant further agrees to deliver promptly to the Company, any of the same following termination of his or her Employment for any reason or upon request by SP. For purposes hereof, “confidential records” means those portions of correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind in Participant’s possession or under Participant’s control or accessible to Participant which contain any proprietary information. All confidential records shall be and remain the sole property of the Company during Participant’s Employment and thereafter.
17.    Non-disparagement. Participant hereby agrees that Participant shall not, during his or her Employment and thereafter, disparage in any material respect SP, any of their respective businesses, any of their respective officers, directors or employees, or the reputation of any of the foregoing persons or entities, whether orally, in writing, or otherwise, directly or by implication in communication with any person, including, but not limited to, customers, partners, vendors, distributors, or independent contractors of SP or agents with whom SP does business. Notwithstanding the foregoing, nothing in this Agreement shall preclude Participant from making truthful statements that are required by applicable law, regulation or legal process.
18.    No Other Obligations. Participant hereby represents that Participant is not precluded or limited in his or her ability to undertake or perform his or her Employment by any contract, agreement or restrictive covenant. Participant covenants that Participant shall not employ the trade secrets or proprietary information of any other person in connection with his or her Employment without such person’s authorization.

19.    Forfeiture of Outstanding Equity Awards; “Clawback” Policies. For the avoidance of doubt, Section 8(g) of the Plan shall apply with respect to Awards the Participant may receive.
20.    Enforcement. Participant acknowledges and agrees that, by virtue of his or her position, Employment and access to and use of confidential records and proprietary information, any violation by Participant of any of the obligations contained in this Agreement would cause SP immediate, substantial and irreparable injury for which it has no adequate remedy at law. Accordingly, Participant hereby agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any obligation contained in this Agreement in addition to any other remedies. Participant waives posting of any bond otherwise necessary to secure such injunction or other equitable relief or to the extent such a bond is required by law it shall be limited to an amount of $1,000. Rights and remedies provided for in this Agreement, including but not limited to injunctive relief, monetary damages, and all remedies contemplated by the Plan (including but not limited to termination or forfeiture of Awards), are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.
21.    Data Privacy. For Participants in certain jurisdictions, the data privacy laws of such jurisdictions may require the Participant’s consent to the use, disclosure and transfer to the Company and its Plan Administrator (as defined below) in the United States of certain personal information necessary to administer the Plan and any Awards the Participants may receive. Accordingly, if applicable, the Participant hereby acknowledges and agrees that the Participant’s receipt of any Awards, including any right to exercise an Option or Performance Option, receive the shares of Common Stock following vesting of an award of Units or Performance Units or retain the profit from the sale of shares of Common Stock subject to an Award, is conditioned upon Participant’s consent to the use, disclosure and transfer to the Company and its Plan Administrator in the United States of such personal information.
22.    Plan Administrator. The Company has retained Fidelity Stock Plan Services, LLC (“Fidelity”) as a third-party administrator to assist in the administration and management of the Plan (the “Plan Administrator”). A listing of all Awards may be viewed through the Plan Administrator’s website at www.NetBenefits.com once the Participant has established an account with the Plan Administrator. The Plan Administrator shall handle the processing of Option and Performance Option exercises and vesting and settlement of Units and Performance Units. The Company reserves the right to replace Fidelity as the Plan Administrator at any time in the Company’s sole discretion.
23.    Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Awards shall be final and conclusive.
24.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
25.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Award may be transferred by will or the laws of descent or distribution.
26.    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Participant has signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the Plan as of the day and year first written above.

SCIPLAY CORPORATION
By:

PARTICIPANT:
[PARTICIPANT NAME]